Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in Registration Statement Nos. 333-102593, 333-104958, 333-107756 and 333-108889 on Form S-3 and Registration Statement Nos. 333-35751, 333-88635, 333-43834, 333-70952, 333-96963, 333-107008, 333-121533 and 333-127662 on Form S-8 of our reports dated March 15, 2006, relating to the financial statements and the financial statement schedule of Dot Hill Systems Corp. and management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of Dot Hill Systems Corp. for the year ended December 31, 2005.
/s/ DELOITTE & TOUCHE LLP
San Diego, California
March 15, 2006